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                                 AMENDMENT NO. 1
                                       TO
                          INVESTMENT ADVISORY AGREEMENT

                           BERGER NEW GENERATION FUND
                 (A SERIES OF BERGER INVESTMENT PORTFOLIO TRUST)

         This AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT (the "Amendment") is made effective as of the 1st day of October, 1999, between BERGER LLC, a Nevada limited liability company, and BERGER INVESTMENT PORTFOLIO TRUST, a Delaware business trust (the "Trust"), with respect to the BERGER NEW GENERATION FUND (the "Fund"), a series of the Trust.

                                    RECITALS

         A. Berger Associates, Inc., and the Trust entered into that certain Investment Advisory Agreement dated March 6, 1996 (the "Agreement"), setting forth the terms and conditions under which the Trust has appointed Berger Associates, Inc., as investment advisor for the Fund.

         B. Effective September 30, 1999, Berger Associates, Inc., assigned and transferred all its rights, interests, duties and obligations, including its rights, interests, duties and obligations under the Agreement, to its subsidiary, Berger LLC, in an assignment and transfer approved by the Trustees of the Trust. Accordingly, all compensation paid hereafter by the Trust for investment advisory services rendered to the Fund under the Agreement is to be paid to Berger LLC rather than to Berger Associates, Inc.

         C. Berger LLC and the Trust desire to set forth herein their mutual agreement to change the compensation paid to Berger LLC under the Agreement.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. REDUCTION IN COMPENSATION. Section 4 of the Agreement is hereby amended in its entirety to read as follows:

                   "4. COMPENSATION. The Trust shall pay to Berger LLC for its services under this Agreement a fee, payable in United States dollars, at an annual rate of 0.85% of the first $500 million of average daily net assets of the Fund, 0.80% of the next $500 million of average daily net assets of the Fund and 0.75% on any part of the average daily net assets of the Fund in excess of $1 billion. This fee shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during


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         which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective."

         2. NO OTHER CHANGES. No changes to the Agreement are intended by the parties other than the change reflected in Section 1 of this Amendment, and all other provisions of the Agreement are hereby confirmed.

         3. LIMITATION ON PERSONAL LIABILITY. NOTICE IS HEREBY GIVEN that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Amendment acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

         4. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the Investment Company Act of 1940, as amended. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

                                   BERGER LLC


                                   By:/s/  Jack R. Thompson
                                      ---------------------
                                      Jack R. Thompson
                                      President

                                   BERGER INVESTMENT PORTFOLIO
                                   TRUST, with respect to the
                                   series known as the BERGER
                                   NEW GENERATION FUND



                                   By: /s/  Jack R. Thompson
                                      ----------------------
                                      Jack R. Thompson
                                      President


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